CUSIP No. 553358 10 2                                        Page 12 of 41 pages
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                                    EXHIBIT 1

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (Agreement) is dated as of this 31st day of March 1997 by and between U.S. Filter Corporation, a Delaware corporation ("Seller") and MPM Technologies Inc., a Washington corporation, ("Buyer") or its assigns.

WHEREAS, Seller owns certain assets and properties used in the conduct of Seller's engineered systems oxidation business (the "Business").

WHEREAS, Seller and Buyer desire to enter into this Agreement pursuant to which Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller substantially all of the assets, rights, and Business of Seller.

NOW THEREFORE, in consideration of their mutual promises, and intending to be legally bound, Buyer and Seller hereby agree as follows:

1.       Definitions   Each reference in this Agreement to:

         "Assets" shall have the meaning set forth in Section 2.1 hereof, as modified by Sections 2.2 and 2.3 hereof.

         "Authorization" shall mean franchise, license, registration, permit, consent, approval, variance, permission, waiver, authorization or other similar items of the Business, whether governmental, regulatory or otherwise.

         "Books and Records" shall mean each and all records, original titles, other original documents relating to Seller's ownership of Units, original customer contracts (including, without limitation, leases), tax exemption certificates received from customers, files, customer lists, supplier lists, credit and collection information, business records and all plans, reports, correspondence, sales, advertising and promotional literature and other selling material (including, without limitation, relating to marketing services), magnetic tapes and computer diskettes containing any of the foregoing items, and other data and similar materials used or held for use in connection with or relating to the Business.

         "Business"  shall mean the business of Oxidation  Group as described in
Schedule 1.0 hereto.

         "Buyer  Group"  shall mean  Buyer and its parent and other  affiliates,
their  respective  officers,   directors,   employees,   shareholders,   agents,
representatives and any person claiming by or through any of them.


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         "Closing"  shall  mean the  closing  of the  transactions  contemplated hereby.

         "Closing Date" shall mean the date of Closing.

         "Encumbrances" shall mean each and all mortgages, claims, liens, charges, encumbrances, imperfections of or other matters affecting title and any rights of third parties whatsoever.

         "Environmental Law" shall include, without limitation, any and all past or present federal, state, local and foreign laws (as applicable), regulations, standards or requirements relating to health, safety or pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, spills or other releases or threatened releases of Hazardous Substances, as such laws have been and hereafter may be enacted, adopted, amended or supplemented, and any analogous present or future federal, state, local or foreign laws, and all rules, orders, regulations and requirements promulgated pursuant to any such federal, state or local or foreign laws, and any other cause of action relating to the environment, natural resources safety, health or management of Hazardous Substances.

         "Excluded Assets"  shall  have the meaning set  forth  in  Section  2.2 hereof.

         "Financial Transaction" shall mean any operating or finance lease, installment sale, secured loan or other transaction with respect to the Business in which or to which Seller is a lessee, installment purchaser, borrower or otherwise the party making payments under such transaction.

         "Hazardous Substances" shall mean those substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles which (during use, handling, process, storage, emission, disposal, spill, release or any other activity) are regulated by, form the basis of liability under, or are defined as hazardous extremely hazardous or toxic under, any of the Environmental Laws, including, without limitation, petroleum or any byproducts or fractions thereof, radioactive substances, infectious agents, explosives, flammables, pollutants, corrosives or contaminants or any other material or substance which constitutes a health, safety or environmental hazard to any person, property or natural resource.

         "Indemnitee" shall mean the person seeking indemnification  pursuant to
Section 9.3 hereof.

         "Indemnitor" shall mean the person from whom indemnification is sought pursuant to Section 9.3.

         "Instruments of Transfer" shall mean authorizations, bills of sale, approvals, assignments (including, without limitation, certifications, consents, lock-box assignments or other assignments of mechanisms for receipt of payments), endorsements and other instruments and documents, satisfactory in form and substance to Buyer and its counsel.


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         "Laws" shall mean each and all federal, state, local, foreign and other laws, statutes, ordinances, rules and regulations and decrees and orders of each and all courts, governmental, public and self-regulatory bodies, agencies and other authorities.

         "Litigation" shall mean each and all suits, other actions or legal proceedings, claims, disputes, arbitrations, investigations and inquiries.

         "Losses" shall mean any and all demands, claims, losses, liabilities, actions or causes of action, assessments, judgments, settlement payments, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, reasonable fees and disbursements of counsel and other experts, and the costs to the Indemnitee of any funds expended by reason of any of the events specified herein).

         "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), results of operation, assets, properties, business or prospects of the Business.

         "Notice" shall mean the written notice given by an Indemnitee to an Indemnitor of the assertion or the commencement of any Litigation with respect to any matter referred to in Section 9.1 or 9.2 hereof.

         "Purchase Price" shall mean the purchase price to be paid by Buyer to the Seller for assets, rights and the business covenants not to compete contained in Section 6.2 hereof.

         "Real Properties" shall mean all real property owned or leased by Seller and used or held for use in connection with the Business.

         "Schedule  of  Purchased   Assets"  shall  mean  Net  book  value  with
supporting supplements as described in Schedule 1.01 hereto.

         "Seller  Group"  shall mean Seller and  Seller's  affiliates  and their
respective   officers,   directors,   employees,    stockholders,   agents   and
representatives and any person claiming by or through any of them.

         "Seller Value" shall mean the specific purchase price for each classification of Assets as set forth in Schedule 1.01. The only reference to Stated Value in this Agreement appears in Section 2.4 and 7.5 hereof.

         "Taxes" shall mean any and all federal, state, local, foreign and other taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, real, personal and other property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision hereof).



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         "Unit" shall mean an over-the-road  semi  trailer,  cartage  trailer or storage trailer used in the Business.


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2.       TRANSFER OF ASSETS

         2.1 Sales and Purchase of Assets. At the closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all the Assets, properties and business listed on Schedule 1.01 free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (except those which the Buyers have expressly agreed in Section 2.3 hereof to assume), as the same shall exist at the Closing Date (as herein after defined). Including without limitation all property tangible and intangible, real, personal and mixed; cash, securities, bank accounts, receivables, conditional sale contracts, all of Seller's rights and benefits under Contracts relating to the Business (including, without limitation, all rights to telephone numbers of the Business), inventories, fixed assets, claims and rights to tax refunds; all other claims and rights of every kind, insurance policies, leases, prepayments, rights to use the name of Seller, trade names, trade secrets, patents, patent applications, know-how, formulae, designs and drawings, computer software, slogans, operating rights, other licenses and permits, copyrights, licenses and all books and records, all Intellectual Properties. Current and historical customer lists, cash flow streams and other materials and assets related to the business, wherever located, used or held for use by Seller in connection with the Business (each and all of the foregoing items being herein referred to as the "assets"); except for the excluded Assets in Section 2.2 below).

         2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 hereof, the term "Assets" shall not include any of the assets, properties or rights listed on Schedule 2.2 hereto, which: Schedule may be revised by Buyer, in accordance with the terms of this Agreement at any time prior to Closing (each and all of such items being herein referred to as "Excluded Assets")

         2.3 Assumption of Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, from and after March 31, 1997, Buyer shall assume and hereby agrees to pay, perform, and discharge all the obligations and liabilities of Seller, fixed and contingent (as the same shall exist) as at the Closing Date, except any obligation or liabilities of Seller prior to March 31, 1997, to include: full responsibility for all projects initiated prior to March 31, 1997 but not completed as of that date for product warranty, design error or anyother liability; any obligations or liabilities of Seller under this Agreement; and any obligations or liabilities of Seller arising or incurred after Closing Date except and expressly provided for in this Agreement and listed on Schedule 1.01 hereof.

         2.4 Reconciliation and Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price by transmitting to Seller One Million Three Hundred Twenty Thousand shares (1,320,000) of Buyer's common stock. The common shares shall be section 144 and all common shares shall be legended accordingly. Additionally, shall carry Piggyback Registration rights as per schedule 2.1.

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         2.5  Allocation  of  Purchase  Price.  Buyer and Seller  agree that the
Purchase Price shall be allocated among the Assets as Buyer and Seller shall mutually agree after the Closing. Buyer and Seller each agree to report the sale and purchase of the Assets for all federal, state, local foreign (as applicable) and other tax purposes in a manner consistent with such allocation.

3.       The Closing.

                  3.1 Time and Place. The Closing shall take place at the offices of Smith & Hemingway, P.S. at 3:00 p.m., local time, on April 30, 1997 or at such other time or place as may be mutually agreed upon by the parties.

         3.2      Delivery of Instruments and Payment.  At the closing:

                  (a) Seller shall execute and deliver to Buyer such Instruments of Transfer as shall be effective to vest in Buyer on the Closing Date good and marketable title to the Assets.

                  (b)      Buyer shall pay the Purchase Price in accordance with
                           Section 2.4 hereof.

                  (c) Seller shall deliver such limited powers of attorney as Buyer may reasonably request to enable Buyer to register title to the Assets and make the endorsements described in Section 6.1(a) hereof.

                  (d) Seller shall deliver to Buyer the original Books and Records of the Business that are pertinent to the assets or cash flow streams of the Business; and

                  (e) Buyer and Seller shall each deliver the other agreements, instruments, certificates, opinions of counsel and other documents required hereunder, including, without limitation, those required under
                           Section 8 and 9 hereof.

                  (f) Buyer and Seller shall cooperate in notifying all Accounts that the business share sold and receivables are now to be paid to Buyer.

4.       Representations  and   Warranties  by  Seller.   Seller represents  and
warrants to Buyer as follows:

         4.1 Organization, Good Standing, Power, Etc. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is qualified or licensed to do business in Illinois, (c) has all requisite corporate power and authority (i) to own or lease and operate the Assets and carry on the Business as presently being conducted or proposed to be conducted and (ii) to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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         4.2 Authorization.  Seller has taken all necessary  corporate action to authorize (a) its execution and delivery of this Agreement and (b) its performance of this Agreement and the consummation by it of the transactions contemplated hereby.

         4.3 Effect of Agreement, Etc. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, violate any provision of the certificate of incorporation or by-laws of the Seller.

         4.4 Financial Statement.  Seller has furnished  Buyer  with  copies  of
segmented   unaudited  financial  information  and  financial  schedules  of the
Business Assets to be sold as of March 31, 1997.

         4.5 Liabilities. At March 31, 1997, Seller did not have any liabilities, absolute or contingent, which are not fully shown or provided for on the above-mentioned statement of financial position as at that date, except obligations to perform after that date under open sales contracts, supply contracts, purchase orders and other contracts listed on Schedule 4.5 hereto.

         4.6 Documents. Seller has furnished Buyer with a list of certain contracts and other documents as set forth in Schedule 4.5 hereto, to which Seller is a party. Except for contracts and documents listed on the Document List, Seller is not a party to any written or oral (i) contract not made in the ordinary course of business; (ii) employment contracts; (iii) bonus, pension, profit sharing, retirement, hospitalization, insurance or other plan providing employee benefits; (iv) lease with respect to any property, real or personal, whether as lessor or lessee; (v) continuing contract for the future purchase of materials, supplies, or equipment in excess of the requirements of its business now booked or for normal operating inventories; (vi) contract or commitment for capital expenditures; (vii) contract with any labor union association; or (viii) contract continuing for more than one year from its date. Seller has in all material respects performed all obligations required to be performed by it to date, and is not in default in any material respects under any agreements, leases, or other documents to which it is a party.

         4.7 Title to Personal Properties, Absence of Liens and Encumbrances, Etc. Except as set forth in Schedule 1.01 hereto, Seller has good and valid title to the owned personal properties and assets used in the Business (including, without limitation, the assets listed on Schedule 1.01. As of the Closing, there will be no Encumbrances relating to any of the Assets).

         4.8 Intellectual Properties. Schedule 4.8 hereto sets forth an accurate and complete list of all Intellectual Properties. Except as disclosed in such
Schedule 4.8 (a) Seller owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange for) all Intellectual Properties reasonably necessary to the conduct of the Business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any of such rights and (b) the validity of such rights and the title thereto of Seller have not been questioned in any Litigation to which Seller is a party nor, to the knowledge of Seller, is any such Litigation threatened.


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         4.9 Insurance Policies. Schedule 4.9 hereto sets forth a list and brief description of all policies of fire, liability, life and other forms of insurance held by Seller. Valid policies for such insurance will be outstanding and fully in force on the Closing Date.

         4.10 Legal Actions and Proceedings. Except as described on Schedule 4.10, there are no actions, suits or proceedings pending, or to the knowledge of Seller, threatened against or affecting Seller (other than actions, suits or proceedings where liabilities of Seller are adequately covered by insurance).

         4.11 Business Names. Seller has unqualified right to use the names in Huntington Engineering Systems and Altech Corporation and has full power to assign such rights to Buyer.

         4.12 Identification Number. Seller represents and warrants that its federal taxpayer identification number is 25-0770660.

5.       Representations and Warranties by Buyer.

         5.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         5.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action.

6.       Covenants of Parties.

         6.1      Mail, Payments.

                  (a) After the Closing, Buyer shall have the right and authority to endorse without recourse, by way of a limited power of attorney which Seller shall deliver to Buyer at the Closing, the name of the Seller on any instrument of payment of any other evidence of indebtedness received by Buyer on account of any of the Assets or the Business transferred by Seller pursuant to this Agreement. In addition, any payment received by Seller after Closing in respect of any of the Assets (other than the Excluded Assets) or the Business shall be remitted to Buyer within two (2) days of receipt by Seller.

                  (b)   Buyer and Seller shall  deliver to each other within two
                        (2) business days the original of any mail or other communication received by it after Closing pertaining to the Assets or the Business and any moneys, checks or other instruments of payment to which Buyer is entitled.


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         6.2      Covenant Not to Compete, Non-Solicitation.

                  (a) In all countries which belong to the United Nations as of the Closing Date (the "Restricted Territory") and for five (5) years after Closing Date, Seller shall not unless acting in accordance with the prior written consent of the Board of Directors of Buyer (i) own, manage, operate, join, control, finance, participate or cause participating in the ownership, management, operation control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit its or his name to be used by or in connection with, any business or enterprise related to the Business being sold hereby, or solicit current or former customers of the business for placement of such equipment within the Restricted Territory; (ii) call on or solicit any person who or which as of the Closing Date is, or within two years prior thereto had been, a customer of Seller with respect to prohibited business covered by clause (i) above; provided that Seller and the Seller's affiliates shall only be so prohibited if the subject matter of such call or solicitation relates to such prohibited business; or, (iii) solicit for employment any person who is an employee of the Business on the Closing Date and who accepts employment from Buyer.

                  (b)   Seller  acknowledges  that  (i) the  provisions  of this
                        Section 6.2 are reasonable and necessary to protect the legitimate interests of Buyer; (ii) the businesses of Buyer and Seller (including, without limitation, the Business to be acquired hereby) are conducted throughout the Restricted Territory; (iii) any violation of this
                        Section 6.2 will result in irreparable injury to Buyer and its affiliates for a violation of this Section 6.2; and (iv) Buyer shall be entitled to have the provisions of this Section 6.2 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. In the event that any of the provisions of this Section 6.2 should be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall automatically be adjusted to conform with the maximum permitted by applicable law.

                  (c) Seller agrees that any and all advertising and promotional materials and activities prepared following execution hereof will be revised to delete references to the Business.

                  (d) Seller shall, for two years following the Closing, direct all incoming inquiries relating to the Business to Buyer.


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         6.3   Taxes. Seller shall pay, or shall cause to be paid, promptly when due, all Taxes arising out of or relating to the operations and conduct of, or assessed on the Assets of the Business before and including March 31, 1997 (including, without limitation, Taxes relating to periods after March 31, 1997 if such Taxes are assessed before on or after March 31, 1997). Buyer shall pay all, or shall cause to be paid, promptly when due, all Taxes arising out of or relating to the operations and conduct of, or assessed on the Assets or the Business after March 31, 1997. Taxes relating to the fiscal tax year 1997 that are assessed after March 31, 1997, shall be paid by Seller.

         6.4   Required Consents and Filings.  Further Assistance.

                  (a) Promptly after the execution hereof, each of Seller and Buyer shall use its best efforts to obtain all consents, approvals, transfers, permissions, waivers, orders, reissuances and authorizations of (and make all necessary filings or registrations with) all courts, governmental agencies and bodies and other third parties which are required to be obtained or made by it in connection with the consummation of the transactions contemplated by this Agreement.

                  (b) At any time and from time to time after the Closing, the parties agree to ooperation with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records pertaining to the assets and cash flow streams of the Business and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

         6.5 Remittance. Seller will remit to Buyer any receipts of revenues received subsequent to March 31, 1997. Seller will remit any funds received that are due to Buyer within two (2) business days.

7. Survival of Representations. Seller and Buyer agree that the representations and warranties contained in this Agreement shall survive the Closing unless specifically waived, in writing, by the applicable party hereto.

8. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions:

        8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this shall be true, complete and accurate in all material respects on and as of the Closing Date with the same effect as if they were made on and as of the Closing Date.

        8.2 All Authorizations Obtained. All Authorizations to be obtained prior to the Closing in connection with the consummation by Seller of the Transactions contemplated hereby


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shall have been obtained and shall be in full force and effect,  and Buyer shall have received evidence that these Authorizations have been obtained.

        8.3 Due Diligence Review. Buyer shall have completed and be satisfied with its review of the business, management, assets, properties and financial conditions of the Business.

9. Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects on and as of the Closing Date with the same effect as if they were made on and as of the Closing Date.

        9.2 Performance of Agreements. Buyer shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

10.     Indemnification.

        10.1 Seller's Indemnification Obligation. In addition to any other indemnification provided for under this Agreement, Seller shall indemnify, defend, and hold harmless each member of the Buyer Group from and against any and all Losses incurred or suffered by any member of the Buyer Group arising out of, resulting from or relating to:

               (a) Any breach of any of the representations or warranties made by Seller in this Agreement.

               (b) Any failure to comply with any bulk sales law or other similar law or any action brought or claim made (including, without limitation, claims of creditors) or lien or encumbrance imposed as a result thereof;

               (c) Any pre-Closing Litigation and any post-Closing Litigation based on pre- Closing facts, events, circumstances or omissions relating to the Assets of the Business;

               (d)      Workmen   Compensation   claims,   Labor  and   Industry
                        Employment related liability causes.

         10.2 Buyer's Indemnification Obligation. In addition to any other indemnification provided for under this Agreement, Buyer shall indemnify, defend, and hold harmless each member of the Seller Group from and against any and all Losses incurred or suffered by any member of the Seller Group arising out of, resulting from or relating to:


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                  (a)   Any breach of any of the  representations  or warranties
                        made by Buyer in this Agreement;

                  (b) Any failure by Buyer to perform any of its covenants or agreements contained in this Agreement; or

                  (c) Any post-Closing Litigation based on post-Closing facts, events, circumstances or omissions relating to the Assets or the Business with exception of design liability.

         10.3     Indemnification Procedure.

                  (a) Promptly after receipt by an Indemnitee or written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in
                        Section 9.1 or 9.2 hereof, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt Notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall assume the defense thereof, by written notice to the Indemnitee within thirty (30) days after receipt of the Notice of its intention to do so, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. The Indemnitor shall not settle such Litigation unless such settlement includes an unconditional release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation. The Indemnitee shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                  (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in such Litigation or any settlement thereof effected by the Indemnitee. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                  (c) Amounts payable by an Indemnitor to an Indemnitee in respect of any Losses under 9.1 or 9.2 hereof shall be promptly paid as incurred. If there should be a dispute as to the amount or manner of determination or any indemnity obligation owed under this Section 10, the Indemnitor shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of


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                        obligation  ultimately  determined  as properly  payable
                        under  this  Section  10  and  the   portion,   if  any,
                        theretofore paid shall bear interest for the period from the date the amount was demanded until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the Prime Rate. Any payment by Seller in
                        indemnification   hereunder   shall  be   treated  as  a
                        reduction in the Purchase Price.

                  (d) Nothing in this Agreement shall limit or restrict in any manner any rights or remedies which any Indemnitee has, or might have, at law, in equity or otherwise, against any Indemnitor based on any willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant. Any Indemnitee's right to indemnification under Section 10.1 or 10.2 hereof shall not be subject to set-off for any claim by the Indemnitor against such Indemnitee.

11. Board Representation. It is understood and agreed by Buyer that Seller may designate one member of Buyer's Board of Directors, with Buyer's approval, approval which will not be unreasonably withheld. Seller shall be free to substitute any qualified person for such Board of Director's seat at its discretion, with Buyer's approval, approval which will not be unreasonably withheld for the customary life of the Board of Directors' position.

12.      General.

         12.1 Survival of Representations. Warranties and Indemnification. The representations and warranties given or made by Buyer and Seller in this Agreement or in any Ancillary Document and all rights to indemnification pursuant to Section 10.1 or 10.2 hereof shall survive the Closing for a period of one (1) year.

         12.2 Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by telefax (with confirming telefax receipt) or delivered by recognized courier services (with receipt acknowledged to the parties hereto at the following addresses:


                To Seller:                 Tim Moody
                                           USF/HPD
                                           55 Shuman Blvd.
                                           Naperville, IL 60563

                With a copy to:            Katherine Drewek
                                           Via Fax: 414-879-0791


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                To Buyer:                  Robert D. Little
                                           222 West Mission Suite 30
                                           Spokane, WA 99201

                With a copy to:            L. Craig Cary Smith
                                           1519 West Broadway
                                           Spokane, WA 99201

or to such other address as any party shall furnish to the other by notice given in accordance with this Section 12.2. Each such notice, request, demand, application, service of process and other communication shall be deemed to have been given as of the date so telefaxed or delivered or, if given by any other means, shall be deemed given only when actually received by the addressee.

         12.3  Entire Agreement.  Amendments.   This  Agreement  (which includes
the Schedules hereto) embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought.

         12.4 Binding Effect, Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their successors and assigns; provided that prior to the Closing neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the written consent of the other party, except that (a) Buyer may, at its election, assign its rights to purchase any of the Assets under this Agreement to one or more direct or indirect wholly-owned subsidiaries or any affiliated company, provided that no such assignment shall relieve Buyer from any of its obligations under this Agreement; and (b) Seller may, at its election, assign its rights and obligations hereunder solely for the purpose of an IRS Section 1031 exchange, provided that Seller shall remain principally liable for all obligations of Seller hereunder.

         12.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not effect the meaning or interpretation of this Agreement.

         12.6 Counterpart. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         12.7 Governing Law, Jurisdiction. The validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois. The parties hereby agree that any civil claim or claim for arbitration shall be filed in a court or before an arbitration panel located in the State of Illinois.



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         12.8     Arbitration:  Equitable Remedies.

                  (a) Except as provided in 12.8(b) hereof, any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including, without limitation, its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be in accordance with the rules of the American Arbitration Association which shall administer the arbitration, act as appointing authority and be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrators shall be final and binding upon the parties to this Agreement and the expense of the arbitration (including, without limitation, the award of attorney's fees to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. Notwithstanding the foregoing, judgment upon the award of the arbitration may be entered by any court where the arbitration takes place or any court having jurisdiction thereof and application may be made to any court for a judicial acceptance of the award or order of enforcement.

                  (b) Notwithstanding any other provision of this Agreement, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through specific performance, injunction or similar equitable relief (including, without limitation, as provided in
                        Section 6.2). For this purpose, each of the parties hereto irrevocably and unconditionally (i) agrees that any Litigation arising out of this Agreement may be brought and adjudicated in the U.S. District Court for the district in the jurisdiction set forth in Section
                        10.7 or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in such district; (ii) submits to the non-exclusive jurisdiction of any such court for the purposes of any such Litigation; and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Litigation, any claim that it is not subject to the jurisdiction of the above courts, that such Litigation is brought in an inconvenient forum or that the venue of such Litigation is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.2 hereof.

         12.9 Separability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof shall not be affected thereby and to this end the provisions of this Agreement shall be severable.



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         12.10   Public  Announcements.  Non-Disclosure.  Until closing, neither
Buyer nor Seller shall make any public statements, including without limitation any press release, with respect to this Agreement and the transactions contemplated hereby without the proper written consent of the other party hereto (which consent shall not be unreasonably withheld) except as may be required by law.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and date first written above.


MPM TECHNOLOGIES, INC.

By:  /s/ Charles A . Romberg
         -------------------
Its:  President


U.S. FILTER CORPORATION

By:  /s/ Keith A. Sharlog
         -------------------
Its:  Comptroller

                                     - 16 -